Exhibit d

Minute of the board of directors meeting

1.	Time	October 23, 2024 (Wednesday) 9:30AM to 11:35AM
2.	Venue	8F Yaesu Central Tower, 2-2-1 Yaesu, Chuo-ku, Tokyo
Yaesu Central Tower 8th Floor
3.	Attendance	Number of directors 5 people Attended directors	5 people
		Number of auditors 3 people Attended auditors	3 people
4.	Chairman	Representative director COO Taiichiro Murakami
5.	Proceedings

On the designated time, director COO Taiichiro Murakami, sat his chair and declared the opening of the meeting and reported that the meeting of the board of directors was validly established, and then began the proceedings.

Prior to the start of the deliberations, the chairman confirmed that the conference call system was in place, enabling all attendees to have thorough discussions with each other, on the same level as if they were all in person.

Agendas

Resolution

Agenda 1	Delisting from NASDAQ and deregistration from SEC
Agenda 2	Ellipsis
Agenda 3	Ellipsis

Resolution

Agenda 1　 Delisting from NASDAQ and deregistration from SEC

The chairman appointed Co-CFO Tarumi to explain the delisting from NASDAQ and deregistration from SEC. The chairman placed the matter to the floor and it was approved and passed without any objections.

Agenda 2　 Ellipsis

Agenda3　 Ellipsis

6. Closing

The chairman declared the close of the meeting at 11:35 AM.

In order to clarify the outline of the proceedings and the results, these minutes shall be prepared and the attending directors and corporate auditors shall sign and seal as follows:

October 23, 2024

	Pixie Dust Technologies, Inc.	Board of directors

	Representative director CEO	Yoichi Ochiai

Chairman	Representative director COO	Taiichiro Murakami

	Director	Takayuki Hoshi

	Director	Yusuke Murata

	Director	Masayo Takahashi

	Full time Auditor	Kazuyoshi Takeya

	Corporate auditor	Seiichi Koike

	Corporate auditor	Akiko ito